Exhibit 10(e)(xiv)
_____________________


Mr. Gregory Ionna
Executive Vice President
Gibson Division
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, OH  45237


Re:  Employment Agreement


Dear Greg:


     In accordance with our discussions, this letter serves as a contract confirming your employment as Executive Vice President of the Card Division of Gibson Greetings, Inc. This agreement supersedes and terminates that Employment Agreement entered into on January 2, 1991 and amended and extended by agreement of December 6, 1994. The terms of this new Agreement are as follows:

     1.You have agreed to serve the  Company on a full-time basis as  a senior executive employee, and the Company agrees to employ you as such, for a period of three years commencing as of April 1, 1996 and ending on March 31, 1999. Your employment and this Agreement may be extended thereafter on an indefinite basis by mutual agreement of the parties. In the event that either you or the Company elect not to extend your employment on an indefinite basis after March 31, 1999, then you shall be treated as having been terminated without Cause and you shall be entitled to those termination benefits set forth in Paragraph 5.

     2.Your annual salary, effective as of April 1, 1996, shall be $210,000 and effective as of the date of the signing of this Agreement shall be $230,000 and which amount may be increased from time to time by the Company in accordance with the Company's salary administration program. In addition, you will qualify for participation in the Incentive Bonus Program.

     3.In addition to the above salary and bonus, you will also be included in
       Gibson's Supplemental Executive Retirement Plan and in Gibson's other programs for executives which include: executive physical examinations, supplemental life insurance, tax preparation, and estate planning assistance. Further, you will continue to receive all other fringe benefits as are generally available to Company executives as such benefit plans may exist from time to time.


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Mr. Gregory Ionna

_________________

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     4.In the event  you are unable  to perform your  duties hereunder due  to illness or other incapacity, which incapacity continues for more than six consecutive or nonconsecutive months in any 12 month period, the Company shall have the right, on not less than 30 days written notice to you, to terminate this Agreement; your employment and your salary and rights to participate in the Incentive Bonus Plan and benefits described in Paragraph 3 shall cease on the effective date of your termination.

       In the event of your death during your employment hereunder, your salary shall cease as of the last day of the sixth full calendar month following the month in which your death occurs; except for such salary continuation rights, this Agreement and your rights to participate in the Incentive Bonus Plan and benefits described in Paragraph 3 shall terminate as of the date of death. Provided, however, that in the event of your death during your employment hereunder health insurance coverage shall be extended to your wife and dependent children at the Company's expense for at least six months.

     5.The Company reserves the right to terminate your employment at any time during the term or extended term of this Agreement. Except where termination is pursuant to Paragraph 4, or is for Cause as defined in Paragraph 6, the Company will pay to you immediately upon such termination, two times your yearly salary at the salary level in effect on the date of termination, plus any unpaid bonus under the Incentive Bonus Program with respect to a completed calendar year of employment. In addition, you will continue to be covered at the Company's cost under the Company's medical benefits plan until you commence new employment or until two years from the date of termination, whichever first occurs. In the event any person, corporation, partnership or joint venture becomes the beneficial owner of fifty percent (50%) or more of the voting securities of the Company then the provisions of this Paragraph for two times salary and bonus shall be automatically revised to 2.9 times such salary plus any unpaid bonus but subject to the provisions of the attached Exhibit A. Further, upon the consummation of such a change of ownership you may, within 30 days, elect to terminate your employment and if you make such an election the Company shall, upon such termination immediately pay to you 2.9 times your yearly salary plus any unpaid bonus.











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Mr. Gregory Ionna

_________________

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     6.In the event you voluntarily terminate your employment during the  term or extended term of this Agreement, other than 1) on March 31, 1999 as provided in Paragraph 1, above, or 2) within 30 days of a change of ownership as provided in Paragraph 5, above, or if your employment is terminated by the Company for Cause, your right to salary and rights to participate in the Incentive Bonus Plan and benefits described in Paragraph 3 shall cease as of the date of termination. "Cause" shall
       mean   dishonesty,   insubordination,   gross   negligence  or  willful
       misconduct in the performance of your duties -- failure to perform duties in a diligent and competent manner, or any willful or material breach of this Agreement - provided, however, that in instances of alleged insubordination, gross negligence, failure to perform duties in a diligent and competent manner, or any willful or material breach of this Agreement you shall be promptly given notice and shall have 90 days in which to correct or cure any alleged deficiency.

     7.Termination of employment under Paragraph 4, 5, or 6 shall terminate this Agreement with the exception of the provisions of Paragraphs 8, 9, and 11 and any other provisions of this Agreement which by their terms survive termination of employment.

     8.In the event of termination of your employment for whatever reason, you agree that for a period of one year after such termination you will not compete, directly or indirectly, with the Company or with any division, subsidiary or affiliate of Gibson Greetings, Inc. or participate as a director, officer, employee, consultant, advisor, partner or joint venturer in any business engaged in the manufacture or sale of greeting cards, gift wrap or other products produced by the Company, or by any division, subsidiary or affiliate of Gibson Greetings, Inc., without the Company's prior consent.

     9.In connection  with this  Agreement, you  agree to  continue to receive confidential information of the Company in confidence, and not to disclose to others, assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of others by legal and equitable means. You further agree that, upon termination of employment with the Company, all documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with the Company. For purposes of this Paragraph, "confidential information" means information concerning Company's finances, plans, sales, products, processes and services, or those of Company's subsidiaries, divisions or affiliates, which is disclosed to you or known by you as a consequence of or through your employment with the Company, and which is not generally known in the industry in which the Company or its subsidiaries, divisions or affiliates are or may become engaged.


                                     -63-
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Mr. Gregory Ionna

_________________

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    10.Nothing herein is intended to be granted to you to the exclusion of any other rights or privileges to which you may be entitled as an executive
       employee   of   the   Company   under   any   retirement,    insurance,
       hospitalization, or other plan which may now or hereafter be in effect.

    11.This agreement shall inure to the benefit of and be binding upon you and your legal representatives as well as the Company, its successors and assigns including, without limitation, any person, partnership, corporation or other entity which may acquire all, or substantially all, of the Company's assets and business.

     To indicate your acceptance of and willingness to be bound by this Agreement, please sign and return one duplicate original of this letter.



                                            Sincerely,


                                            GIBSON GREETINGS, INC.

                                            By  /s/ Frank O'Connell
                                                --------------------

AGREED:

/s/ Gregory Ionna
-------------------
Gregory Ionna


December 28, 1996
--------------------
Date















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EXHIBIT A


     Anything in this Agreement to the contrary notwithstanding, in the event that the Corporation's auditors (the "Auditors") determine that any payment or distribution by the Corporation to or for the benefit of Executive, whether paid or payable (distributed or distributable) pursuant to this Agreement or otherwise (a "Payment"), would be nondeductible by the Corporation for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of the amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement or any other agreement between Executive and Corporation (the "Agreement Payments") shall be reduced (but not below zero) to the "Reduced Amount." For purposes of this Agreement, the "Reduced Amount" shall be an amount expressed in present value terms which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Corporation because of Section 280G of the Code.

     As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Auditors, it is possible that Agreement Payments will have been made by the Corporation which should not have been made (an "Overpayment") or that additional Agreement Payments which will not have been made by the Corporation could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based on the assertion of a deficiency by the Internal Revenue Service against the Corporation or Executive which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Executive which he shall repay to the Corporation, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Corporation if and to the extent that such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Auditors, based on controlling precedent, determine that an Underpayment has occurred, such Underpayment shall promptly be paid by the Corporation to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.



















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